Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Virginia First Financial Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Virginia First Financial Corporation of our report dated August 2, 1996, relating to the consolidated statements of financial condition of Virginia First Financial Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, which report is incorporated by reference in the June 30, 1996 annual report on Form 10-K of Virginia First Financial Corporation. Our report refers to changes in accounting for certain investments in debt and equity securities in fiscal year 1994.



                                                     /s/ KPMG PEAT MARWICK LLP


Richmond, Virginia
June 6, 1997